Regency Energy Partners Appoints New Independent Director

DALLAS, July 1, 2010 – Regency Energy Partners LP (Nasdaq: RGNC) announced today that James (“Jim”) W. Bryant has been appointed to Regency’s Board of Directors as an independent director, effective today.  Bryant is replacing John T. Mills, who has elected to retire from the Board of Directors.

Bryant is a chemical engineer with more than 40 years of experience in all aspects of the natural gas business, including the engineering and management of midstream facilities.  In 2003, Bryant co-founded Regency Gas Services, LLC, the predecessor to Regency, and served as president of Regency Gas Services, LLC, until December 2004.

“As one of the original founders of the predecessor to Regency, Jim’s extensive midstream experience and industry knowledge will be a valuable asset to Regency as we continue to focus on the growth of the company,” said Byron Kelley, president and chief executive officer of Regency.

Bryant currently serves as a partner and member of the Board of Directors for Cardinal Midstream, LLC.  He has previously served on the Board of Directors for Gulf Energy & Development, Endevco, Inc., Oachita Energy Company and Regency Gas Services, LLC.  Bryant received a bachelor’s degree in chemical engineering from Louisiana Tech University.

“I am extremely grateful to John for his dedication and leadership during his tenure on Regency’s Board,” continued Kelley.  “John played an instrumental role on our Conflicts and Audit Committees, and his advice and counsel will be missed.”

John Mills served as an independent director and chairman of the Audit Committee of Regency’s Board of Directors.  As a result of Mills’ retirement, Rodney L. Gray, also an independent director who currently serves on Regency’s Audit Committee, has assumed the roles of chairman and financial expert of this Committee.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Shannon Ming
Regency Energy Partners
Vice President, Corporate Finance Support & Investor Relations
214-840-5467
shannon.ming@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com